UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2010

ASTA FUNDING, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-26906	22-3388607
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-567-5648

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Loan Payment

On April 29, 2008, Asta Funding, Inc. (the “Company,” “we” or “us”) entered into a subordinated loan agreement with Asta Group, Inc. (the “Family Entity”) in the original principal amount of approximately $8.2 million (the “Subordinated Loan”). The Family Entity beneficially owns 5.8% of our outstanding common stock and is beneficially owned and controlled by Arthur Stern, a member of our board of directors, Gary Stern, our President and Chief Executive Officer, and members of their respective families. The Subordinated Loan currently accrues interest at a rate of 10% per annum, and is payable interest only each quarter until its maturity date of December 31, 2010. On November 16, 2010, we re-paid $1,970,000 of principal of the Subordinated Loan. The remaining balance due to the Family Entity under the Subordinated Loan after this payment is $2,415,753.

Annual Meeting

We currently plan to hold our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) on January 19, 2011. The date of the 2011 Annual Meeting will occur more than thirty days before the anniversary of our 2010 Annual Meeting of Stockholders. As a result, we have set a new deadline for the receipt of any stockholder proposals.

Rule 14a-8 Stockholder Proposal Deadline

The deadline for stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be presented at our 2011 Annual Meeting and included in our proxy statement, was November 6, 2010 and remains unchanged.

Timely Notice under Rule 14a-4(c)

If a stockholder wishes to submit a proposal outside of Rule 14a-8, which is not intended to be included in our proxy statement, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act (relating to the circumstances under which a proxy may confer discretionary authority to vote on certain matters), the proposal must be received by us not later than December 17, 2010. Any stockholder proposals must be delivered to Robert J. Michel, Chief Financial Officer and Secretary, Asta Funding, Inc., 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASTA FUNDING, INC.

Date:	November 22, 2010	By:	/s/ Robert J. Michel

Robert J. Michel Chief Financial Officer